Exhibit 5.1

October 6, 2025

Hyperliquid Strategies Inc

477 Madison Avenue

22nd Floor

New York, NY 10022

Re: Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as legal counsel to Hyperliquid Strategies, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-4, Registration No. 333-290034 (the “Registration Statement”), filed with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), in connection with the transactions (collectively, the “Proposed Transaction”) contemplated by the Business Combination Agreement, dated as of July 11, 2025 (as amended, the “Transaction Agreement”), by and among the Company, Sonnet BioTherapeutics Holdings, Inc., a Delaware corporation (“Sonnet”), Rorschach I LLC, a Delaware limited liability company (“Rorschach”), TBS Merger Sub Inc., a Delaware corporation, and Rorschach Merger Sub, LLC, a Delaware limited liability company. Capitalized terms used and not otherwise defined in this letter shall have the meanings given to them in the Registration Statement.

The Registration Statement includes the registration of up to an aggregate of 157,748,332 shares (the “Shares”) of common stock, par value $0.01 per share, of the Company (“Common Stock”), as follows: (A) up to 64,425,930 Shares issuable to holders of common stock of Sonnet, including securities that may be exercised for or settled into shares of Sonnet’s common stock upon the completion of the Proposed Transaction, comprised of (i) 1,415,470 shares of Common Stock issuable to Sonnet’s current security holders, (ii) 2,982,006 shares of Common Stock issuable upon the exercise of outstanding warrants to purchase shares of Sonnet’s common stock, (iii) 48,757,597 shares of Common Stock issuable to investors in Sonnet pursuant to the Subscription Agreements, (iv) 2,182,240 shares of Common Stock issuable to Chardan Capital Markets, LLC as consideration to its service as an advisor to the Proposed Transaction, (v) 1,200,000 shares of Common Stock issuable pursuant to the Initial PIPE, and (vi) 7,888,617 shares of Common Stock issuable to Rorschach Advisors LLC; and (B) up to 93,322,402 Shares issuable to holders of membership interests of Rorschach, including holders of securities that may be exercised for or settled into Rorschach membership interests, upon the completion of the Proposed Transaction.

We have examined the following documents and such other documents as in our judgment are necessary to enable us to render the opinions expressed below (collectively, the “Documents”):

(i)	the Registration Statement, including the prospectus contained therein and the exhibits thereto;

(ii)	the Transaction Agreement;

October 6, 2025

(iii)	the form of amended and restated certificate of incorporation of the Company to be effective upon the consummation of the Proposed Transaction (the “Restated Charter”);

(iv)	the form of amended and restated bylaws of the Company to be effective upon the consummation of the Proposed Transaction; and

(v)	resolutions adopted by the Board of Directors of the Company.

In rendering the opinion set forth below, we have assumed without investigation the genuineness of all signatures and the authenticity of all Documents submitted to us as originals, the conformity to authentic original documents of all Documents submitted to us as copies, the veracity of the Documents, and the legal capacity of all individuals executing any of the Documents. For the purposes of the opinion set forth below, we have also assumed that (i) in connection with the issuance of the Shares, the Company will receive consideration in an amount not less than the aggregate par value of the Shares covered by each such issuance; and (ii) before the issuance of the Shares, the conditions to consummating the transactions contemplated by the Transaction Agreement will have been satisfied or duly waived. As to questions of fact material to the opinion hereinafter expressed, we have relied upon the representations and warranties of the Company, Rorschach and Sonnet made in the Documents.

Based solely upon the foregoing examination, and subject to the qualifications, assumptions and limitations set forth herein, we are of the opinion that, upon issuance in the Proposed Transaction, the Shares will be validly issued, fully paid and non-assessable.

The opinion expressed above is limited to the Delaware General Corporation Law as currently in effect and as of the effective date of the Registration Statement, and we assume no obligation to revise or supplement this opinion after the effective date of the Registration Statement should the law be changed by legislative action, judicial decision, or otherwise. We express no opinion as to whether the laws of any other jurisdiction are applicable to the subject matter hereof. We are not rendering any opinion as to compliance with any other federal or state law, rule or regulation relating to securities, or to the sale or issuance thereof.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to us in the Registration Statement. In giving this consent, we do not thereby admit that we are included within the category of persons whose consent is required by Section 7 of the Act and the rules and regulations promulgated thereunder. This opinion speaks as of its date, and we undertake no (and hereby disclaim any) obligation to update this opinion.

Very truly yours,

/s/ Greenberg Traurig, LLP
Greenberg Traurig, LLP